EXHIBIT 4.20

TRADUCCIÓN PÚBLICA

SWORN TRANSLATION

SEVENTEENTH AGREEMENT FOR THE IMPLEMENTATION OF

AMENDMENTS

TO THE CORPORATE SERVICES MASTER AGREEMENT

Agreement made in the Autonomous City of Buenos Aires on the 30th day of September of 2025 by and between:

(i) CRESUD S.A.C.I.F. y A., domiciled at Della Paolera 261, 9th Floor, Autonomous City of Buenos Aires, represented hereat by the undersigned attorneys-in-fact (hereinafter “CRESUD”), party of the first part;

(ii) IRSA Inversiones y Representaciones Sociedad Anónima, domiciled at Della Paolera 261, 9th Floor, Autonomous City of Buenos Aires, acting on its behalf and on behalf of IRSA Propiedades Comerciales S.A. (IRSA PC), as merger administrator, represented hereat by the undersigned attorneys-in-fact, party of the second part (hereinafter “IRSA” and collectively with CRESUD referred to as “THE PARTIES”).

WHEREAS:

(i) On June 30, 2004 CRESUD, IRSA and IRSA PC (hereinafter referred to as “THE ORIGINAL PARTIES” executed a Master Agreement for the Exchange of Corporate Services (hereinafter “the Master Agreement”);—

(ii) On August 23, 2007 THE ORIGINAL PARTIES executed the First Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “First Agreement”), whereby certain amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases, and new Individually Responsible Persons were appointed;

(iii) On August 14, 2008 and November 27, 2009, THE ORIGINAL PARTIES executed the Second Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the "Second Agreement”) and the Third Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Third Agreement”), respectively, whereby new amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases;

(iv) On March 12, 2010, THE ORIGINAL PARTIES executed an Addendum to the Master Agreement for the Exchange of Corporate Services (hereinafter the “Addendum”) whereby THE ORIGINAL PARTIES agreed to unify in CRESUD the services of the Areas of Exchange of Corporate Services, for which purposes the employment agreements of most of the employees of such areas were transferred and the procedure to allocate the costs of potential labor expenses arising from departure of employees was established;

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(v) On July 11, 2011, THE ORIGINAL PARTIES executed the Fourth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the "Fourth Agreement”); on October 15, 2012, THE ORIGINAL PARTIES executed the Fifth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the "Fifth Agreement"); on November 12, 2013, THE ORIGINAL PARTIES executed the Sixth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Sixth Agreement”); and on February 18, 2015, THE ORIGINAL PARTIES executed the Seventh Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Seventh Agreement” and together with the First Agreement, the Second Agreement, the Third Agreement, the Fourth Agreement, the Fifth Agreement and the Sixth Agreement, the “Agreements”), whereby new amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases;

(vi) Pursuant to the structuring process of a new organizational model of division of areas by business, an agreement was reached to transfer to IRSA and/or IRSAPC the employment agreements of those employees who render services related to the Technical, Infrastructure and Services, Purchases, Architecture and Design and Works Development Area, Real Estate Business Management, Real Estate Business Human Resources, Safety and Real Estate Areas, all of them related to the real estate business. On February 24, 2014 THE ORIGINAL PARTIES executed a Second Addendum to the Master Agreement for the Exchange of Corporate Services (hereinafter the “Second Addendum”) whereby the mechanisms to be used for the allocation of the costs of potential labor expenses that such process would involve were established.

(vii) On November 12, 2015, THE ORIGINAL PARTIES executed the Eighth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Eighth Agreement”)

(viii) On May 5, 2017, THE ORIGINAL PARTIES executed the Ninth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Ninth Agreement”).

(ix) On June 29, 2018, THE ORIGINAL PARTIES executed the Tenth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Tenth Agreement”).

(x) On June 28, 2019, THE ORIGINAL PARTIES executed the Eleventh Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Eleventh Agreement”).

(xi) On June 30, 2020, THE ORIGINAL PARTIES executed the Twelfth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Twelfth Agreement”).

(xii) On June 30, 2021, THE ORIGINAL PARTIES executed the Thirteenth Agreement for Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Thirteenth Agreement”).

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(xiii) On September 30, 2021 IRSA and IRSA PC executed a preliminary merger agreement whereby they initiated a merger process between both companies. In such process, IRSA would be the merging company and IRSA PC would be merged company, which would be dissolved without liquidation. Subsequently, on December 22, 2021, IRSA and IRSA PC held their respective shareholders’ meetings resolving the final approval of the merger. Subsequently, on January 27, 2022 both companies executed the final merger agreement (the “FMA”) giving effect to the corporate reorganization process above mentioned.

(xiv) Therefore, starting on January 1, 2022 IRSA, as merging company of IRSA PC, became the surviving company assuming all rights and obligations of IRSA PC under the Master Agreement, its addenda and amendments.

(xv) On July 12, 2022, THE PARTIES executed the Fourteenth Agreement for Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Fourteenth Agreement”).

(xvi) On July 14, 2023, THE PARTIES executed the Fifteenth Agreement for Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Fifteenth Agreement”).

(xvii) On August 20, 2024, THE PARTIES executed the Sixteenth Agreement for Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Sixteenth Agreement”).

(xviii) First THE ORIGINAL PARTIES and then the PARTIES have been performing the Master Agreement based on an Implementation Manual originally drafted by Deloitte & Co. S.R.L., updated in due time;

(xix) In accordance with the recommendations made in due course by Deloitte on its reports and currently by external auditors, new operational changes have been implemented in the Areas of Exchange of Corporate Services and the Cost Distribution Bases throughout the year 2025 and early 2026, which THE PARTIES wish to acknowledge in writing;

(xx) THE PARTIES have disclosed the content of this SEVENTEENTH AGREEMENT FOR THE IMPLEMENTATION OF AMENDMENTS TO THE CORPORATE SERVICES MASTER AGREEMENT (hereinafter the “Seventeenth Agreement”) to their respective Audit Committees; and

(xxi) THE PARTIES execute this Seventeenth Agreement ad referendum the effective approval thereof by the Board of Directors of THE PARTIES;

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NOW, IN CONSIDERATION OF THE FOREGOING, THE PARTIES hereby agree to execute this Seventeenth Agreement subject to the following terms and conditions:

ONE: THE PARTIES ratify that the Areas (as defined in the Master Agreement) and the calculation method applicable to the Exchange of Operational Services (also as defined in the Master Agreement) have been changed as from the dates listed below, amending therefore Exhibits I and II, as amended by the Agreements, to the Master Agreement as per the following detail:

(i) Starting in July 2025, the Asset Purchase and Sale Management sector was created, which had been part of the Shared Services Center area. As a consequence, Exhibits I and II were modified.

(ii) Starting in July 2025, the Service Management sector, which had been part of the Shared Services Center area, modified its distribution method, changing from “Hours devoted to each task” to “Transactions processed per company.” As a consequence, Exhibit II was modified.

(iii) Starting in July 2025, the Corporate Budget and Management Control department and the Strategic Analysis department, which had been part of the Planning area, were transferred to the Shared Services Center and Real Estate Business areas, respectively. As a consequence, Exhibits I and II were modified.

(iv) Starting in July 2025, the Bolivar sector changed its distribution method, changing from “66.67% IRSA and 33.33% CRESUD” to “83.67% IRSA and 16.33% CRESUD.” As a consequence, Exhibit II was modified.

In consideration of the foregoing, THE PARTIES hereby put on record that, subject to the clarifications detailed in the preceding clauses and for purposes of updating Exhibits I and II, they shall be read as hereto attached for the periods and as from the dates indicated.

TWO: THE PARTIES represent that all the sections of the Master Agreement, the Agreements, the Addendum and the Second Addendum that have not been amended pursuant to this Seventeenth Agreement continue to be in full force and effect.

In witness whereof, this Agreement has been executed in two (2) counterparts of the same tenor and to a single effect in the place and on the date first written.

CRESUD S.A.C.I.F.y A.

__________/ ____________

Attorneys-in-fact

IRSA Inversiones y Representaciones Sociedad Anónima

___________/ ____________

Attorneys-in-fact

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Exhibit I

Description of Corporate Services Exchange Areas

Corporate Human Resources

The Human Resources sector renders to THE PARTIES the service consisting in Human Resources Administration; Human Resources Management, and Organizational Culture Management. Within the main activities of the sector we may mention labor relationships, selection of managerial positions, leadership training and interpersonal skills, compensation and benefits, internal communications, etc.

Administration and Finance

The Administration and Finance sector renders to THE PARTIES the service consisting in Investor Relations, Capital Markets, Financial Risk and Management of Financial Transactions. In addition, it renders to THE PARTIES the service consisting in planning and defining the companies’ fiscal policies and the service consisting in managing their assets’ coverage by negotiating, purchasing and monitoring insurance policies, dealing with claims in terms of coverage, collection, etc.

Planning

The Planning area is responsible for medium- and long-term planning, for aligning THE PARTIES’ objectives and individual goals, for coordinating THE PARTIES’ investment analysis, and for coordinating all the management information flowing through the businesses and submitted to the respective Boards of Directors.

Institutional Relations

The Institutional Relations department renders to THE PARTIES the service consisting in relations with the media and communities where the company does business, consisting in drafting of newsletters and statements, preparation of brochures and institutional events, CSR strategy, relationship with NGOs and planning and preparation of CSR actions.

Compliance

The Compliance sector is responsible for information security and Internal Control, controlling the proper management of the different processes that constitute the administrative and accounting system and participating in their continuous improvement. In addition, it is in charge of verifying compliance with controls defined in the processes as well as with the regulations, principles and procedures to which the governing bodies of THE PARTIES are subject. In addition, it provides support and assistance to the Audit Committee for compliance with its duties. Furthermore, it renders to THE PARTIES Corporate Fraud Prevention services.

Shared Services Center

The Shared Services Center provides THE PARTIES with all the transactional and operational services associated with income and expense management, human resources benefits management and payroll processing, commercial contract management, asset purchase and sale management, errand running services and management of services. It also includes managing, maintaining and providing support to systems, technology and processes, the companies’ tax calculation processes and the services regarding accounting and preparation of separate and consolidated financial statements, and controlling the Shared Services Center’s and Corporate expenses management and budgeting.

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Safety

The Safety sector renders to THE PARTIES the surveillance service.

Legal Affairs - Corporate

The Legal Affairs - Corporate sector renders assistance to THE PARTIES in connection with the analysis, preparation of strategies and follow-up of legal proceedings of institutional importance for THE PARTIES, as well as with the negotiation and drafting of M&A agreements. It also assists THE PARTIES with corporate regulatory compliance matters, the negotiation, drafting and enforcement of shareholders agreements and the definition, drafting and control of powers of attorney, the preparation, analysis of and answer to legal briefs, agreements, official letters, etc.

Bolívar

Bolívar includes the employees performing activities of support and assistance to THE PARTIES’ Board of Directors.

Attorneys-in-Fact

The Attorneys-in-Fact sector groups the employees who perform activities consisting in representing THE PARTIES before different governmental agencies.

General Management Department to be Distributed

The General Management Department to be Distributed sector includes employees performing activities of support and assistance to THE PARTIES’ General Management Departments.

Board of Directors’ Safety

The Board of Directors’ Safety sector renders to THE PARTIES the service consisting in comprehensive safety for the main officers acting in their Board of Directors.

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Exhibit II

Cost Distribution Bases

Corporate Departments	Department	Distribution Method
Corporate Human Resources	Corporate Human Resources	The percentages of the corporate personnel areas are weighted.
Administration and Finance	Finance Department	The percentages of all the sectors making up the area are weighted.
Capital Markets

The fifty percent (50%) for Financial Risks will be distributed pro rata based on the following: Number of risk notes made for balance sheets, Valuation of instruments, Fair Value of Liabilities (number of valued debts), yield/risk analysis for assets and liabilities. The fifty percent (50%) for Capital Markets will be distributed pro rata the Number of financial transactions conducted in the period weighted at 70% and the remaining 30% on the basis of updates of offering memoranda and “horizontal” works (20F, annual reports, Press Release, etc.)

Relations with Investors

Number of business highlights during the six-month period, number of earnings releases, number of meetings with investors (current or potential) to discuss the companies’ business and strategy, number of active coverages, number of earnings release conferences, the complexity of the website of each company, number of material events published in the Argentine Securities Commission and the US Securities and Exchange Commission, and number of Roadshows (Deal or Non-Deal). All items involved are weighted in equal parts.

	Financial Planning	Number of consolidated companies in each cash report submitted on a monthly basis and those companies in which a quarterly report is separately sent for the company because there is a partner.
Financial Administration

Total Assets weighted at 60% and total Liabilities weighted at 40%. The resulting percentage shall be weighted at 50% over the total. Thirty percent (30%) will correspond to the number of transactions performed for each vehicle and its subsidiaries. The remaining 20% will correspond to the number of vehicles for which transactions are performed and number of inquiries for special transactions.

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Corporate Departments	Department	Distribution Method
	Corporate Tax	Salaries are weighted by position and by tasks performed (by company)
	Insurance	Premium amount of the annual insurance program.
Planning	Planning Department	Each one of the sectors making up the department is weighted.
Institutional Relations		Area expenses budget for the period is pro-rated
Compliance	Compliance Department	Each one of the sectors making up the department is weighted.
	Risk Management and Audit	Time estimated/projected in the annual plan.
	Information security	Incidents closed by company.
Shared Services Center (CSC)	CSC Department

The percentage corresponding to each sector falling within the scope of the CSC department is weighted on the basis of the impact exerted by the relevant sector’s projected salaries on the total salaries of the CSC.

	Revenues Administration	Direct Allocation of Resources
	Expenses Administration	Direct Allocation of Resources
	Customer Administration	Direct Allocation of Resources
	Collections Administration	Direct Allocation of Resources
	Treasury Administration	Number of Treasury Transactions performed for each Company.
	Own Account Administration	Number of Transactions performed for each Company.
	Technology	Weighting of time spent in each task (related to the services).
	IT Services	Number of CASTI incidents processed for each Company.
	Master Data	Number of transactions processed by each Company.
	Systems and Applications	Hours devoted to each task.
	Project Systems	Hours devoted to each task.
	Maintenance Systems	Hours devoted to each task.
	Commercial Transactions	Number of agreements signed by Company
	Data Management	Hours devoted to each task.
	Process Quality	Weighting of time spent in each task.
	CSC Human Resources	75% weighting of % of CSC sectors; and 25% weighting of % of Corporate sectors.
	Errand Running Service	Number of errands run.
	Asset Purchase and Sale Management	100% IRSA.
	Services Management	Transactions processed per company.
	Administrative operations	The percentage of each sector served is weighted.
	Services Control	Direct allocation of resources.
	CSC Taxes	Salaries are weighted by position and by tasks performed (by company)
	Accounting and Reporting	Weighted between payroll for tasks performed and number of vouchers recorded for the companies and their managed subsidiaries.
Safety		Per hour
Legal Affairs - Corporate		Weighted between number of Meetings of board of directors, liquidators and shareholders’ meetings.
Attorneys-in-fact		Time spent in tasks performed.
Bolívar		83.67% IRSA and 16.33% CRESUD.
Board of Directors’ Safety		66.66% IRSA and 33.33% CRESUD
General Management to be distributed		66.66% IRSA and 33.33% CRESUD

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